          MENTOR GRAPHICS NOTIFIES QUICKTURN STOCKHOLDERS OF CHANGE IN
                     LOCATION OF OCTOBER 29 SPECIAL MEETING

    WILSONVILLE, OR, OCTOBER 19, 1998 -- Mentor Graphics Corporation (Nasdaq:
MENT) today said that is has mailed to stockholders of Quickturn Design Systems, Inc. (Nasdaq: QKTN) an Amended and Supplemental Notice changing the location of the October 29, 1998 Special Meeting from Dover, Delaware to The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

    The principal purpose of the Special Meeting is to vote on replacing the Quickturn Board of Directors with a slate of independent directors nominated by Mentor Graphics. If the nominees are elected, Mentor Graphics expects that, subject to their fiduciary duties to all Quickturn stockholders, the nominees will take the steps necessary to facilitate the stockholders' ability to accept Mentor Graphics' $12.125 per share all-cash offer. A trial on Mentor Graphics' challenge to Quickturn's anti-takeover actions and Mentor Graphics' scheduling of the Special Meeting is commencing today in Delaware state court.

    The text of Mentor Graphics' letter to Quickturn stockholders follows:

                              [MENTOR LETTERHEAD]

                                IMPORTANT NOTICE

                                                                October 16, 1998

Dear Quickturn Stockholder:

    THE LOCATION OF THE SPECIAL MEETING OF STOCKHOLDERS OF QUICKTURN DESIGN SYSTEMS, INC., CALLED BY MENTOR GRAPHICS CORPORATION FOR OCTOBER 29, 1998 AT 3 P.M. NEW YORK CITY TIME, HAS BEEN CHANGED TO THE CORPORATION TRUST COMPANY, 1209 ORANGE STREET, WILMINGTON (COUNTY OF NEW CASTLE), DELAWARE 19801. As you know, the Special Meeting was previously scheduled to take place at the offices of The Corporation Trust Company in Dover, Delaware as provided in the Notice of Special Meeting sent to you on September 11, 1998. The foregoing constitutes the Amended and Supplemental Notice of Special Meeting to holders of record of Quickturn common stock as of the close of business on September 10, 1998, the record date for the October 29 Special Meeting.

    Mentor Graphics had set the Special Meeting in Dover, Delaware based on a provision in Quickturn's bylaws. Quickturn filed a motion in Delaware state court today stating that Quickturn's certificate of incorporation, which provides for Wilmington, Delaware as the location of the Special Meeting, should control over the bylaw provision. By waiting for over a month to even mention this, the motion is another example of Quickturn's ongoing effort to delay the vote at the Special Meeting and frustrate the will of stockholders who want to accept our $12.125 per share, fully financed, all-cash offer. Mentor Graphics will provide round-trip transportation to the Wilmington, Delaware location for any stockholder who appears at the Dover, Delaware location.

                                   -BULLETIN-

    It is important for you to know that, on October 14, 1998, Institutional Shareholder Services Inc. (ISS), one of the nation's leading institutional shareholder advisory firms, has recommended to its clients that they vote in favor of Mentor Graphics' director nominees and related proposals at the Special Meeting. In it report, ISS states: "At best, ISS views the [Quickturn] board's action as an overzealous execution of its perceived fiduciary duty to shareholders. At worst, we must give weight to the self-preservation effects that the takeover defenses produce on behalf of the board and management at the potential expense of shareholders. Fiduciary duty does not include eliminating or obstructing the rights of shareholders to determine to accept any offer for their ownership in the company."

    The ISS report concludes: "The board's duty would have been more properly executed by placing its argument squarely in opposition to the offer of [Mentor] and allowing shareholders to exercise right to vote democratically and expeditiously on the matter."

                        VOTE YOUR GOLD PROXY CARD TODAY!

    If you have any questions or need assistance in voting Mentor Graphics' GOLD proxy card, please call MacKenzie Partners, Inc., which can be reached at 800-322-2885 Toll-Free or at 212-929-5500 (Collect).

                                          Sincerely,

                                          Walden C. Rhines
                                          President and Chief Executive Officer

    The Dealer Manager for Mentor Graphics' tender offer is Salomon Smith
Barney.

Contacts:  Anne M. Wagner                            Roy Winnick/Todd Fogarty
           Vice President, Marketing                 Kekst and Company
           503/685-1462                              212/521-4800

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